                                                                                           Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

                                                                      FOR IMMEDIATE RELEASE

                                                                      October 23, 2013

Norfolk Southern reports third-quarter 2013 earnings

For 2013 vs. 2012

•         Railway operating revenues increased 5 percent to $2.8 billion.

•         Income from railway operations was $849 million, up 16 percent.

•         Net income increased 20 percent to $482 million.

•         Diluted earnings per share were $1.53, up 23 percent.

•         The railway operating ratio improved 3 percentage points to
69.9 percent.

NORFOLK, VA. - Norfolk Southern reported third-quarter net income of $482 million,
20 percent higher than $402 million for the same period of 2012. Diluted earnings per share were $1.53, up 23 percent compared with $1.24 per diluted share in the third quarter last year.

“Norfolk Southern delivered strong results, led by growth in our chemicals, metals/construction, intermodal, and automotive businesses, combined with ongoing productivity improvements,” said CEO Wick Moorman. “Even in the face of continuing weakness in the coal markets, our focus on service efficiency and velocity allowed us to provide superior performance for our customers and excellent results for our shareholders.”

Railway operating revenues were $2.8 billion, 5 percent higher compared with third-quarter 2012, with shipment volumes increasing 4 percent.

For the third quarter, general merchandise revenues were $1.6 billion,
11 percent higher compared with the third quarter of 2012, primarily as a result of a
6 percent growth in shipments.

- MORE -

Coal revenues were $641 million, 9 percent lower compared with the third quarter last year, due to lower average revenue per unit and a 2 percent decline in volumes.

Intermodal revenues were $605 million, a 7 percent increase compared with third-quarter 2012. Volumes increased 5 percent due to continued domestic and international growth.

Railway operating expenses for the third quarter totaled $2.0 billion, 1 percent higher compared with the same period of 2012.

Income from railway operations for the third quarter was $849 million, 16 percent higher compared with the same period last year.

The railway operating ratio for the third quarter improved 3 percentage points to 69.9 percent compared with 72.9 percent in the same quarter last year.

Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                                    World Wide Web Site: www.nscorp.com